Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Allianz SE
We consent to the use of our audit report dated March 19, 2008, on the consolidated financial statements of Allianz SE as of December 31, 2007, and 2006 and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft
Munich, Germany
May 30, 2008